Exhibit 99.1

Triumph Group, Inc.

NEWS RELEASE

Contact:
Sheila Spagnolo
Vice President
Phone (610) 251-1000
sspagnolo@triumphgroup.com

TRIUMPH GROUP REPORTS STRONG OPERATING

RESULTS FOR THIRD QUARTER FISCAL 2008;

TOTAL FISCAL YEAR 2008 GUIDANCE

INCREASED TO UPPER END OF RANGE

•	Net sales from continuing operations for third quarter fiscal 2008 increased 16% to $275.1 million

•	Operating income from continuing operations for third quarter fiscal 2008 increased 17% to $28.7 million

•	Backlog improved 14% over prior year to $1.2 billion and increased an additional 4% from second quarter fiscal 2008

•	Income from continuing operations for third quarter fiscal 2008 increased 53% to $17.9 million, or $1.00 per diluted share, computed on 9.4% higher share count

•	Net income for third quarter fiscal 2008 increased 55% to $16.7 million, or $0.93 per diluted share, inclusive of loss of $0.07 per diluted share from discontinued operations

Wayne, PA — January 24, 2008 — Triumph Group, Inc. (NYSE: TGI) today reported that net sales from continuing operations for the third quarter of the fiscal year ending March 31, 2008 totaled $275.1 million, a sixteen percent increase from last year’s third quarter net sales of $237.8 million. Income from continuing operations for the third quarter of fiscal year 2008 increased fifty-three percent to $17.9 million, or $1.00 per diluted share, versus $11.7 million, or $0.71 per diluted share, for the third quarter of the prior year.  Net income for the third quarter of fiscal year 2008 increased fifty-five percent to $16.7 million, or $0.93 per diluted share, versus $10.8 million, or $0.66 per diluted share, for the third quarter of the prior year.  The number of shares used in computing diluted earnings per share for the third quarter of fiscal 2008 increased to 18.0 million shares.  During the quarter, the company generated $21.9 million of cash flow from operations.

Net sales from continuing operations for the first nine months of fiscal year 2008 were $829.9 million, a twenty-two percent increase over last year’s third quarter net sales of $677.6 million.  Income from continuing operations for the first nine months of fiscal year 2008 increased fifty-three percent to $54.4 million, or $3.07 per diluted share, compared to income from continuing operations of $35.5 million, or $2.17 per diluted share, in the prior year period.  Net income for the first nine months of fiscal year 2008 increased forty-six percent to $47.9 million, or $2.70 per diluted share, compared to net income of $32.8 million, or $2.01 per diluted share, in the prior year period.  During the nine months ended December 31, 2007, the company generated $26.2 million of cash flow from operations.

The Aerospace Systems segment reported net sales for the quarter of $213.0 million compared to $187.8 million in the prior year period, a thirteen percent increase.  Operating income for the third quarter of fiscal year 2008 was $26.1 million, compared to $26.1 million for the prior year period.  Organic sales growth for the quarter was fourteen percent.  Operating income for the quarter included $3.8 million of legal expenses associated with the ongoing trade secret litigation, an increase of $3.2 million over the prior year period.

The Aftermarket Services segment reported net sales for the quarter of $62.7 million, compared to $50.5 million in the prior year period, a twenty-four percent increase.  Operating income for the third quarter of fiscal year 2008 was $6.5 million, compared to $3.2 million for the prior year period, a 102 percent increase.  Operating margins for the quarter improved to 10.4 percent from 6.4 percent in the prior year period.  Organic sales growth for the quarter was eight percent.

Richard C. Ill, Triumph’s President and Chief Executive Officer, said, “Fiscal year 2008 continues to be strong, marked by sustained growth in revenues, operating income, and earnings.  The markets we serve continue to expand and our robust backlog bolsters our confidence in the outlook for the remainder of fiscal year 2008 and beyond.”

Commenting on the guidance for the year, Mr. Ill stated, “Based on our current outlook, we are now projecting full year earnings per share from continuing operations to be at the upper end of our previously announced range of $3.95 to $4.10.”

Under the terms of the company’s convertible debt, the increase in the stock price, in addition to driving greater dilution, triggered a provision which gave holders of the notes a put option through March 31, 2008, as described in our press release dated January 2, 2008.  Accordingly, the balance sheet classification of the notes will be short term for as long as the put option remains in effect.

As previously announced, Triumph Group will hold a conference call tomorrow at 8:30 a.m. (ET) to discuss the fiscal year 2008 third quarter results.  The conference call will be available live and archived on the company’s website at http://www.triumphgroup.com.  A slide presentation will be included with the audio portion of the webcast.  An audio replay will be available from January 25th until February 1st by calling (888) 266-2081 (Domestic) or (703) 925-2533 (International), passcode #1187893.

Triumph Group, Inc., headquartered in Wayne, Pennsylvania, designs, engineers, manufactures, repairs and overhauls aircraft components and accessories.  The company serves a broad, worldwide spectrum of the aviation industry, including original equipment manufacturers of commercial, regional, business and military aircraft and aircraft components, as well as commercial and regional airlines and air cargo carriers.

More information about Triumph can be found on the Internet at http://www.triumphgroup.com.

Statements in this release which are not historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995, including expectations of future aerospace market conditions, financial and operational performance, revenue and earnings growth and sales and earnings results for fiscal 2008.  All forward-looking statements involve risks and uncertainties which could affect the company’s actual results and could cause its actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, the company.  Further information regarding the important factors that could cause actual results to differ from projected results can be found in Triumph’s reports filed with the SEC, including our Annual Report on Form 10-K for the year ended March 31, 2007.

FINANCIAL DATA (UNAUDITED) ON FOLLOWING 6 PAGES

FINANCIAL DATA  (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
CONDENSED STATEMENTS OF INCOME	2007	2006	2007	2006

Net Sales	$275,099	$237,756	$829,875	$677,561

Operating Income	28,726	24,513	90,823	67,333

Interest Expense and Other	3,310	2,534	10,083	8,694
Charge for Early Extinguishment of Debt	0	5,088	0	5,088
Income Tax Expense	7,493	5,161	26,304	18,083

Income from Continuing Operations	17,923	11,730	54,436	35,468
Loss from Discontinued Operations, net of tax	(1,206)	(929)	(6,572)	(2,623)

Net Income	$16,717	$10,801	$47,864	$32,845

Earnings Per Share - Basic:

Income from Continuing Operations	$1.08	$0.72	$3.30	$2.19
Loss from Discontinued Operations	$(0.07)	$(0.06)	$(0.40)	$(0.16)
Net Income	$1.01	$0.66	$2.90	$2.03

Weighted average common shares outstanding - Basic	16,563	16,262	16,515	16,168

Earnings Per Share - Diluted:

Income from Continuing Operations	$1.00	$0.71	$3.07	$2.17
Loss from Discontinued Operations	$(0.07)	$(0.06)	$(0.37)	$(0.16)
Net Income	$0.93	$0.66 *	$2.70	$2.01

Weighted average common shares outstanding - Diluted	18,002	16,459	17,706	16,353

Dividends declared and paid per common share	$0.04	$0.04	$0.12	$0.08

* Difference due to rounding.

FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands, except per share data)

BALANCE SHEET

	December 31, 2007	March 31, 2007
Assets
Cash	$10,615	$7,243
Accounts Receivable, net	165,233	168,372
Inventory	344,739	296,080
Deferred Income Taxes	11,794	11,316
Assets Held for Sale	23,875	28,643
Prepaid Expenses and Other	5,187	6,713
Current Assets	561,443	518,367

Property and Equipment, net	298,972	283,681
Goodwill	338,762	339,930
Intangible Assets, net	61,208	69,919
Other	14,155	17,261

Total Assets	$1,274,540	$1,229,158

Liabilities & Stockholders' Equity

Accounts Payable	$97,395	$101,332
Accrued Expenses	64,921	75,582
Liabilities Related to Assets Held for Sale	3,756	7,545
Income Taxes Payable	196	1,484
Current Portion of Long-Term Debt	201,473	5,702
Current Liabilities	367,741	191,645

Long-Term Debt, less current portion	120,815	310,481
Deferred Income Taxes and Other	102,419	99,669

Stockholders' Equity:
Common Stock, $.001 par value, 50,000,000 shares authorized, 16,731,224 and 16,469,617 shares issued	16	16
Capital in excess of par value	287,439	278,177
Accumulated other comprehensive income (loss)	1,248	(120)
Retained earnings	394,862	349,290
Total Stockholders' Equity	683,565	627,363

Total Liabilities and Stockholders' Equity	$1,274,540	$1,229,158

FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands)

SEGMENT DATA

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Net Sales:
Aerospace Systems	$213,025	$187,846	$650,816	$538,939
Aftermarket Services	62,728	50,459	181,095	140,941
Elimination of inter-segment sales	(654)	(549)	(2,036)	(2,319)
	$275,099	$237,756	$829,875	$677,561
Operating Income (Loss):
Aerospace Systems	$26,095	$26,064	$87,559	$71,737
Aftermarket Services	6,519	3,229	17,072	8,434
Corporate	(3,888)	(4,780)	(13,808)	(12,838)
	$28,726	$24,513	$90,823	$67,333
Depreciation and Amortization:
Aerospace Systems	$7,423	$6,509	$22,034	$19,158
Aftermarket Services	3,266	2,328	9,502	6,483
Corporate	64	57	197	168
	$10,753	$8,894	$31,733	$25,809
Capital Expenditures:
Aerospace Systems	$12,219	$10,431	$25,876	$25,229
Aftermarket Services	4,339	3,344	11,670	14,247
Corporate	162	43	707	188
	$16,720	$13,818	$38,253	$39,664

FINANCIAL DATA  (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands)

Non-GAAP Financial Measure Disclosures

Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”) for the three months ended December 31, 2007 was $39.5 million with a margin of 14.4%.  EBITDA for the three months ended December 31, 2006 was $33.4 million with a margin of 14.1%.  EBITDA for the nine months ended December 31, 2007 was $122.6 million with a margin of 14.8%.  EBITDA for the nine months ended December 31, 2006 was $93.1 million with a margin of 13.7%.

Management believes that EBITDA provides the reader a good measure of cash generated from the operations of the business before any investment in working capital or fixed assets.

The following definition is provided for the non-GAAP financial measure identified above, together with a reconciliation of such non-GAAP financial measure to the most directly comparable financial measure calculated and presented inaccordance with GAAP.

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):

Income from Continuing Operations	$17,923	$11,730	$54,436	$35,468

Add-back:
Income Tax Expense	7,493	5,161	26,304	18,083
Charge for Early Extinguishment of Debt	0	5,088	0	5,088
Interest Expense and Other	3,310	2,534	10,083	8,694
Depreciation and Amortization	10,753	8,894	31,733	25,809

Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”)	$39,479	$33,407	$122,556	$93,142

Net Sales	$275,099	$237,756	$829,875	$677,561

EBITDA Margin	14.4%	14.1%	14.8%	13.7%

FINANCIAL DATA  (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):

	Three Months Ended December 31, 2007
		Segment Data
	Total	Aerospace Systems	Aftermarket Services	Corporate / Eliminations

Income from Continuing Operations	$17,923

Add-back:
Income Tax Expense	7,493
Interest Expense and Other	3,310

Operating Income (Expense)	$28,726	$26,095	$6,519	$(3,888)

Depreciation and Amortization	10,753	7,423	3,266	64

Earnings (Losses) before Interest, Taxes,
Depreciation and Amortization (“EBITDA”)	$39,479	$33,518	$9,785	$(3,824)

Net Sales	$275,099	$213,025	$62,728	$(654)

EBITDA Margin	14.4%	15.7%	15.6%	n/a

Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):

	Nine Months Ended December 31, 2007
		Segment Data
	Total	Aerospace Systems	Aftermarket Services	Corporate / Eliminations

Income from Continuing Operations	$54,436

Add-back:
Income Tax Expense	26,304
Interest Expense and Other	10,083

Operating Income (Expense)	$90,823	$87,559	$17,072	$(13,808)

Depreciation and Amortization	31,733	22,034	9,502	197

Earnings (Losses) before Interest, Taxes,
Depreciation and Amortization (“EBITDA”)	$122,556	$109,593	$26,574	$(13,611)

Net Sales	$829,875	$650,816	$181,095	$(2,036)

EBITDA Margin	14.8%	16.8%	14.7%	n/a

FINANCIAL DATA  (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

We use “Net Debt to Capital” as a measure of financial leverage.  The following table sets forth the computation of Net Debt to Capital:

	December 31,	March 31,
	2007	2007

Calculation of Net Debt
Current Portion	$201,473	$5,702
Long-term debt	120,815	310,481
Total Debt	322,288	316,183
Less: Cash	10,615	7,243
Net Debt	$311,673	$308,940

Calculation of Capital
Net Debt	$311,673	$308,940
Stockholders’ equity	683,565	627,363
Total Capital	$995,238	$936,303

Percent of Net Debt to Capital	31.3%	33.0%

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